Exhibit 5.1

October 5, 2011

Ambient Corporation
7 Wells Avenue
Newton, MA 02459

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Ambient Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an additional 1,650,000 shares of the common stock, par value $0.001 per share (the "Common Stock"), of the Company issuable pursuant to the Company’s 2000 Equity Incentive Plan (the "2000 Plan") and (ii) an additional 500,000 shares of Common Stock issuable pursuant to the Company’s 2002 Non-Employee Directors Stock Option Plan (the "2002 Directors Plan" and together with the 2000 Plan, the "Plans") as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).

We have examined a signed copy of the Registration Statement as filed with the Securities and Exchange Commission. We have also examined and relied upon the minutes of meetings and written consents of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Restated Certificate of Incorporation, as amended, the Bylaws of the Company, the Plans and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth, and we have made no independent investigation of such matters.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal laws of the United States of America.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Plans and pursuant to the agreements that accompany the Plans, such Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Shipman & Goodwin LLP

Shipman & Goodwin LLP